Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”), is entered into on November 4, 2024 between The Eastern Company (the “Company”) and Mark Hernandez (the “Executive”). The Company and the Executive shall be referred to collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Company employed the Executive, as its Chief Executive Offer, subject to the terms and conditions set forth in an Amended and Restated Employment Agreement (the “Amended Employment Agreement”), entered into between the Parties on November 14, 2023, which superseded the original Agreement between the Parties dated January 9, 2023;

WHEREAS, under the Amended Employment Agreement, Paragraph 8(e), the Parties “hereto may terminate this Agreement and the Executive’s employment hereunder upon their mutual written consent;”

WHEREAS, the Parties seek to terminate the Amended Employment Agreement between the Executive and the Company and end the Executive’s employment upon mutually agreeable terms; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Last Day of Employment.

(a)       The Executive’s last day of employment with the Company is on November 4, 2024 (the “Separation Date”).

(b)       The Executive’s participation in the Company’s group health coverage plan shall cease on the last day of the month in which the Separation Date occurs. The Executive may elect continuation of group health coverage once his participation in the Company’s group health coverage plan shall cease, at his own expense, subject to the terms of the plan and the law.

(c)       The Executive’s participation in all other Company benefits will cease on his Separation Date.

(d)       After the Separation Date, the Company no longer shall be obligated to pay any wages or bonuses, or any other benefits to the Executive, and the Executive shall no longer be entitled to receive any wages, bonuses, or any other benefits from the Company, except as set forth in this Agreement or as required by federal or state law.

(e)       The Executive resigned from the Company’s Board of Directors and all other officer, director, trustee, fiduciary and other positions with the Company and its subsidiaries and affiliates, effective November 4, 2024.

2. Separation Benefit.

(a)       The Executive understands and agrees that under the terms of this Agreement he will receive consideration to enter into the promises he made herein, including but not limited to, the release and covenants not to sue, not to compete, not to solicit, and not to interfere, provided that he timely signs this Agreement and complies with all promises and covenants made by him in this Agreement. In consideration for entering into this Agreement and the covenants contained herein, the Company will provide the Executive:

i.	the equivalent of the Executive’s 2024 base salary, which is equal to five hundred, thirty thousand and five hundred dollars ($530,500), subject to applicable taxes and withholdings (the “Separation Amount”). The Separation Amount will be payable to the Executive in substantially equal installments over twelve (12) months following the Separation Date in accordance with the Company’s customary payroll practices and procedures;

ii.	the Executive’s working capital bonus of one hundred and forty thousand and seven hundred, eighty-seven dollars ($140,787), within thirty (30) days of the Separation Date, subject to applicable taxes and withholdings;

iii.	immediate vesting of fourteen thousand, eight hundred (14,800) of the Executive’s outstanding and unvested stock unit awards under the Company’s 2020 Stock Incentive Plan or the cash equivalent thereof, which shall be delivered within thirty (30) days of the Separation Date, subject to applicable taxes and withholdings; and

iv.	the equivalent of the Executive’s unused vacation pay for 2024, which is equal to forty-seven thousand, two hundred and six dollars and forty-eight cents ($47,206.48), (the “Vacation Amount”), payable to the Executive in a lump sum within thirty (30) days of the Separation Date, subject to applicable taxes and withholdings.

(b)       The Executive acknowledges and agrees that the consideration to be provided under the terms of this Section 2 of this Agreement are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. The Executive would not receive the consideration set forth in this Section 2 except for his execution of this Agreement, without revocation, and fulfillment of the promises contained herein. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to the Executive by the Company to cause him to agree to the terms of this Agreement.

3. Tax Consequences.

(a)       It is expressly understood and agreed that the Company makes no representations regarding the tax consequences of the monies paid to the Executive, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (collectively, “Section 409A”), and that neither the Company or the Company’s counsel, has provided the Executive with any tax or any other form of advice. The Company agrees to make lawful withholdings and deductions on the monetary consideration provided herein according to the Executive’s tax elections that he made prior to his Separation Date. The Executive understands that the Company has relied upon his tax elections in making any lawful withholdings and deductions and agrees that he will be solely responsible for evaluating, calculating, reporting and paying the appropriate amount of federal, state, or other taxes or other withholding payments of any kind, if any, due from him on account of his receipt of the monetary consideration provided for herein, and any interest or penalties which may be assessed on any failure to make or withhold any such tax or other payments in a timely manner. The Executive agrees to indemnify and hold the Company harmless from the assessment of any taxes, assessments, interest, and/or penalties that the IRS or any other taxing authority, court, or tribunal determines that he should have paid in connection with the monies paid pursuant to this Agreement (for purposes of clarity, indemnity in this Paragraph shall not apply to taxes, assessments, interest, and/or penalties that the IRS or any other taxing authority, court, or tribunal determines that the Company should have paid on the Executive’s behalf in connection with the consideration paid pursuant to this Agreement).

(b)       It is intended that this Agreement shall either comply with, or be exempt from, Section 409A and this Agreement shall be interpreted on a basis consistent with such intent, although no warranty as to compliance or exemption is given here. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall, to the extent required to avoid additional taxes under Section 409A, be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, the Executive’s right to receive installment payments, if any, pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)       Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that Executive would receive under this Agreement, when combined with any other payment or benefit he receives that is contingent upon a change in control (as determined under Section 280G of the Code) (collectively, the “CIC Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such CIC Payments shall be either: (x) the full amount of such CIC Payments; or (y) such lesser amount (with CIC Payments being reduced in the order and priority established by the Compensation Committee) as would result in no portion of the CIC Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount of the CIC Payments notwithstanding that all or some portion of the CIC Payments may be subject to the Excise Tax. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments, as applicable, and then by reducing or eliminating any equity vesting or acceleration of payment, and then by reducing other compensation and benefits, in a manner intended to avoid a violation of Section 409A of the Code. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed by the Company Group for any such payments. The Company shall attempt to cause its accountants to make all of the determinations required to be made under this Section 3(c), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and the Executive. For purposes of making the calculations required by this Section 3(c) the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination hereunder. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section 3(c).

4.       Non-Disparagement. The Executive agrees that he will not, make any statements that are disparaging about or adverse to the business interests of the Company or its direct or indirect subsidiaries (including its officers, directors, executives and employees) or which are intended to harm the reputation of the Company including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the business of the Company. For purposes of this Agreement, “disparage” shall mean any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of an institution or individual in the eyes of an ordinary citizen. Notwithstanding the foregoing, nothing herein shall prevent or prohibit the Executive from testifying truthfully in any legal proceeding or as otherwise may be required by law.

5.       Confidential Information.

(a) The Executive shall not use, publish, divulge, communicate, share, provide access to or otherwise disclose any Confidential Information, unless otherwise permitted under this Agreement.

(b) The Executive understands that “Confidential Information” means any Company (including any direct or indirect subsidiary thereof), proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to: research, product plans and developments, prototypes, products, services, customer lists and customers, prospective customers and contacts, proposals, customer purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with customers, customer research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, information regarding compensation, skills, training, promotions, and duties, as well as reports and other business information that the Executive learns of, obtains, or that is disclosed to the Executive relating to the Company (including any direct or indirect subsidiary thereof) at any time prior to or during the course of the Executive’s service to the Company (including any direct or indirect subsidiary thereof), either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have been made generally available to the public and become publicly known through no wrongful act of the Executive’s or any other person owing a duty of confidentiality to the Company (including any direct or indirect subsidiary thereof). The Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into his possession, shall be and shall remain the exclusive property of the Company. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.

(c) If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, he will provide the Company with prompt written notice thereof, unless otherwise prohibited by applicable law, so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 5 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable efforts to obtain reliable assurances that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 5(c) shall not apply to any communication permitted under Section 11.

(d)       Section 11 on Confidential Informaiton in this Agreement is in addition to and does not supersede those provisions on Confidential Information in the Amended Employment Agreement, which are incorporated herein and remain in full force and effect

6.       Return of Confidential Information and Property. Within seven (7) days of the Separation Date, the Executive (a) shall return to the Company, without copying, all of the Company’s Confidential Information, including any written or printed material, files, papers, designs, records, manuals, schematics, customer lists, notebooks, summaries, reports or analyses involving the Confidential Information; and (b) return any other property that belongs to the members of the Company (including direct and indirect subsidiaries), including, without limitation, access cards, passwords, computers and cellular phones or other devices in the Executive’s possession and control. The Executive further agrees that he shall not retain any copies of any Confidential Information, whether in electronic form or otherwise. In the event that the Executive has sent or stored any Confidential Information on any of his personal computers or other electronic devices, he agrees to provide the Company with access to all such devices so that it can ensure the information is moved onto Company devices and the permanent deletion of all such Confidential Information from the Executive’s devices. However, nothing in this Paragraph 6 will prevent the Executive from retaining any documents in his possession or control concerning his benefits and/or compensation.

7.       Non-Competition, Non-Solicitation and Non-Interference. The Executive agrees and acknowledges that, in connection with his employment with the Company, he was provided with access to confidential and proprietary information and trade secrets belonging to the Company, including the Confidential Information. The Executive also acknowledges and agrees that, given the nature of the Confidential Information, it must be maintained as confidential and the Company would suffer irreparable harm if such Confidential Information was disclosed to the general public or to a competitor of the Company. The Executive further acknowledges that as CEO, the Company has provided him with information about and access to its clients for the purpose of developing the Company’s goodwill and ongoing relationship with such clients.

(a)       Accordingly, in consideration of the good and valuable consideration provided under this Agreement, the receipt of which is hereby acknowledged, the Executive agrees that, during the “Restricted Period,” defined as the twelve (12) month period following the Separation Date, the Executive shall not, either on the Executive’s own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(i)       own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, employee, officer, director, principal, agent, representative, joint venture, investor, lender, consultant or otherwise with, or use or permit his name to be used in connection with, any company, entity or enterprise engaged in any lines of business in which the Company is actively engaged or actively planning to engage as of the date of the Executive’s separation of employment from the Company, including but not limited to the design, manufacture and sale of security products, metal products and industrial software, and related products and services (referred to hereinafter as a “Competing Business”); or

(ii)       (x) solicit or accept business from any customer or client who engaged in business with the Company or was engaged in active business negotiations with the Company at any time during the last twelve months of the Executive’s employment with the Company (a “Company Client”); (y) solicit, entice, request or suggest that any Company Client cease to do business, or reduce the amount of business which such Company Client has customarily done with the Company, and/or otherwise interfere with the business relationship between the Company and any Company Client; and/or (z) engage in any activity described in the foregoing clauses (x)-(z) with respect to any potential Company Client made known to the Executive during the Executive’s employment with the Company.

The foregoing restrictions shall not be construed to prohibit the ownership by the Executive as a passive investment of not more than 2% percent of any class of securities of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(b)       The Executive further agrees that, during the Restricted Period, the Executive shall not, without prior written approval by the Chairman of the Board, either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(i)       hire, solicit, engage or contract for any purpose related to a Competing Business with any employee or consultant known by the Executive to have worked for or with the Company at any time during the last twelve (12) months of the Executive’s employment with the Company; or

(ii)       recruit, solicit, or induce, or attempt to induce, any known employee or consultant of the Company to terminate employment or otherwise cease their relationship with the Company.

(c)       The Executive agrees that the post-employment restrictive covenants set forth herein are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon the Executive’s education, experience, and training, these post-employment restrictive covenants will not prevent him from earning a livelihood and supporting the Executive and the Executive’s family during the Restricted Period. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable for any reason, including any determination that its scope extends for too long a period of time or over too great a range of activities or geographic area, the parties jointly agree that it shall be modified and interpreted to give effect to such restriction to the maximum degree, and to extend to the maximum period of time, range of activities and geographic area, as to which it may be enforceable. The Company represents that the restrictions contained in this Section 7 are necessary for the protection of the Confidential Information (as defined above) and goodwill of the Company and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any breach or threatened breach of this Section 7 could cause the Company immediate and irreparable damage and therefore, in the event of any such breach or threatened breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

(d)       Except to the extent required for compliance with the provisions of this Section 7, nothing contained in this Agreement shall be construed so as to prevent the Executive from using, in connection with the Executive’s employment for himself or for an employer other than the Company (i) knowledge which is or has become generally known (without any disclosure by the Executive) to persons of his experience in the same industry as the Company, or (ii) information that is or has become available from a third party source where such source is not bound by a confidentiality agreement and did not receive the information directly or indirectly from the Executive.

8.       General Release of Claims. The Executive, on behalf of himself and his heirs, successors and assigns (the “Releasing Parties”), knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Company, its successors and assigns, current and former parents, affiliated and subsidiary corporations of the Company and of their successors and assigns, and the current and former members, shareholders, directors, officers, insurers, attorneys, employees, including without limitation, agents of the Company (collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, the Releasing Parties have or may have against the Company or any of the Released Parties, as of the date of execution of this Agreement, related to employment with or termination from the Company; except claims the Releasing Parties may have to enforce this Agreement. Listed below are examples of the statutes and causes of action under which the Releasing Parties will not bring any claim. If the law prohibits a waiver of claims under any such statute or cause of action, the Releasing Parties hereby acknowledge that the Releasing Parties have no valid claim under those statutes or causes of action. The claims released or acknowledged not to exist include, but are not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended ("ERISA") (except for any vested benefits under any tax qualified benefit plan);
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Workers Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Sarbanes-Oxley Act of 2002;
•	The Fair Credit Reporting Act;
•	The National Labor Relations Act, as amended;
•	The Connecticut Fair Employment Practices Act– Conn. Gen. Stat. § 46a-51 et seq.;
•	The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Conn. Gen. Stat. § 31-290a;
•	The Connecticut Equal Pay Law – Conn. Gen. Stat. §§ 31-58(e) et seq.; §§ 31-75 and 31-76;
•	The Connecticut Family and Medical Leave Law – Conn. Gen. Stat. §§ 31-51kk et seq.;
•	The Connecticut Drug Testing Law – Conn. Gen. Stat. §§ 31-51t et seq.;
•	The Connecticut Whistleblower Law – Conn. Gen. Stat. §§ 31-51m(a) et seq.;
•	The Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq.;
•	The Connecticut AIDS Testing and Confidentiality Law – Conn. Gen. Stat. §§ 19a-581 et seq.;

•	The Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543;
•	The Connecticut Reproductive Hazards – Conn. Gen. Stat. §§ 31-40g et seq.;
•	The Connecticut Smoking Outside the Workplace Law – Conn. Gen. Stat. § 31-40s;
•	The Connecticut Electronic Monitoring of Employees – Conn. Gen. Stat. § 31-48b;
•	The Connecticut Wage Hour and Wage Payment Laws, as amended;
•	Connecticut OSHA, as amended;
•	Any federal, state or local law, rule, regulation, or ordinance;
•	Any claims of liability of the Company based on the acts or omissions of its current and former employees;
•	Any claims in tort, including but not limited to wrongful or constructive discharge, physical or personal injury, emotional distress, humiliation, pain and suffering, damage to name or reputation, fraud of any kind, defamation, invasion of privacy, negligence of any kind, promissory estoppel, intentional or negligent infliction of emotional distress, violation of public policy, and false imprisonment;
•	Any claims arising under the Amended Employment Agreement;
•	Any contract claims, including but not limited to breach of express or implied contract, and breach of covenants of good faith and fair dealing, and detrimental reliance;
•	Any claims for compensation, including back wages, front pay, overtime pay, bonuses, incentive compensation, fringe benefits, equity awards, additional contributions to any benefit plan, or any other form of economic loss; and
•	Any basis for recovering liquidated damages or punitive damages, costs, interest or attorneys’ fees.

The Executive understands that this General Release does not release any claims that the law does not permit him to release. The Executive understands that he is releasing claims that he may not know about. The Executive expressly agrees and understands that the release of claims contained herein is a General Release and that any reference to specific claims arising out of or in connection with the Executive’s employment or its termination is not intended to limit the release of claims. The Releasing Parties expressly agree and understands that this General Release means that the Releasing Parties are releasing and discharging the Released Parties from and with respect to all claims, whether known or unknown, asserted or un-asserted, and whether or not the claims arise out of or in connection with the Executive’s employment or its termination, or otherwise, to the extent permitted by law. This is the Executive’s knowing and voluntary intent, even though the Executive recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this release of all claims. Nevertheless, the Executive is assuming that risk, and he agrees that this Agreement shall remain effective in all respects in any such case.

(b)       Covenant Not to Sue. The Executive represents and warrants that he has not filed or caused to be filed any lawsuit, complaint, arbitration, or charge with respect to any claim this Agreement purports to release. Besides waiving and releasing the claims above, the Releasing Parties promise never to file or prosecute any legal claim of any kind against the Released Parties in any federal, state or municipal court or agency, whether by means of a lawsuit, administrative claim (except as permitted under Section 11 of this Agreement), or arbitration, and whether as a named plaintiff, class member or otherwise, asserting any claims that are released by this Agreement.

(c)       Claims not released. The Executive is not waiving any rights he may have to: (a) his own vested accrued employee benefits under any health, welfare, or retirement benefit plans or any previously vested equity or previously vested equity-based awards as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) indemnity for any actions he took during his employment with the Company that were consistent with his job duties in the ordinary course of his work, whether under any Company by-law, article of incorporation, insurance policy, or otherwise; (d) claims which by law cannot be waived by signing this Agreement; and/or (e) claims to enforce this Agreement. However, this Agreement is intended to set forth the complete agreement of the parties with respect to the Executive’s employment relationship with the Company, and termination of that relationship, and is intended to release all claims in connection with his employment and the termination of that employment, except those expressly excluded in this subsection.

This Agreement does not prohibit or bar the Executive from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency, including under the federal whistleblower laws. Nothing contained in this Agreement is intended to nor shall it limit or prohibit the Executive, or waive any right, to initiate or engage in communication with, respond to any inquiry from, otherwise provide information to or obtain recovery from, any federal or state regulatory, self-regulatory or enforcement agency or authority.

9.       Acknowledgments. The Executive acknowledges and represents that he has correctly reported all hours worked, has been paid all salary, bonuses, equity and equity-based awards, sick leave, vacation, and other compensation due to him, if any, for his work at the Company, and received all compensation and funds due to him from the Company for other benefits and reimbursable expenses. The Executive further represents that he has no knowledge of any injuries or conduct which would form the basis of any workers’ compensation claims against the Company or any of the Released Parties, other than any already filed. The Executive further represents that he has not been denied leave under the Family and Medical Leave Act or state equivalent legislation. The Executive also admits that he is not eligible for any post-employment compensation, bonuses, equity or equity-based awards, or benefits under the Amended Employment Agreement. The Executive acknowledges that the Company is relying on the accuracy of these representations as material terms of this Agreement.

10.       Cooperation.

(a)       The Executive agrees to cooperate with the members of the Board of Directors, the Company and its direct and indirect subsidiaries by being available to testify on behalf of the members of the Company and its direct and indirect subsidiaries in any action, suit or proceeding, whether civil, criminal, administrative or investigative. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the members of the Company and its direct and indirect subsidiaries, the Executive agrees to cooperate with the members of the Company or its direct or indirect subsidiaries, to assist the members of the Company (and its direct and indirect subsidiaries) in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives of or counsel to the members of the Company (and its direct and indirect subsidiaries), in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable and documented out-of-pocket expenses actually incurred in connection with the Executive’s cooperation and assistance.

(b) The Executive agrees to timely cooperate with members of the Board of Directors, the Company and its direct and indirect subsidiaries or any person(s) designated by them to transfer his responsibilities, including by providing access to documents, systems, networks, electronic communication, passwords and passcodes for necessary contractual, legal, and/or business information maintained by him, and to timely answer reasonable questions posed by the Board of Directors, or any person(s) designated by them in conjunction with his position at the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable and documented out-of-pocket expenses actually incurred in connection with the Executive’s cooperation and assistance.

11.       Carve out from Agreement. Notwithstanding the provisions set forth in Section “8(a)” (General Release), Section “8(b)” (Covenant Not To Sue), Section “5” (Confidential Information), Section “4” (Non-Disparagement), Section “6” (Return of Confidential Information and Property), and Section “10” (Cooperation), nothing in this Agreement is intended to nor shall it (a) prohibit the Executive from bringing any action to enforce the terms of this Agreement; (b) prohibit the Executive from filing a timely charge with the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or an equivalent state or local agency (provided that except as set forth below, the Executive has waived any right to personal injunctive relief and to personal recovery, damages and compensation of any kind relating to any such charge); (c) prohibit the Executive from cooperating in any investigation or proceeding conducted by or providing information to the EEOC, DOL, SEC, CFTC or equivalent agency regarding any claim related to Executive employment (although in connection with any charge or complaint, the Executive has waived any right to personal injunctive relief and to personal recovery, damages and compensation of any kind on the claims released in this Agreement as set forth above); (d) prohibit the Executive from initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation; or (e) waive or release the Executive’s right to receive a monetary whistleblower award from the SEC or the CFTC.

12.       Knowing and voluntary agreement.

(a)       The Executive acknowledges he was given a reasonable period of time, which began on November 4, 2024, in which to consider this Agreement. The Executive further acknowledges that: (1) he had the ability to take advantage of each review and consideration period before signing this Agreement; (2) he has carefully read this Agreement, and each of its provisions; (3) he fully understands what this Agreement, and each of its provisions, means; and (4) he is entering into the Agreement, and each of its provisions, knowingly and voluntarily without duress or coercion.

(b)       The Company encourages the Executive to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it.

(c)       This Agreement will become null and void if it has not been duly executed and the Company provides written or electronic notice to the Executive that this Agreement will be considered null and void if not executed before a set time period.

(d)       The Executive understands that the Company would not have given him the consideration as outlined under this Agreement but for the promises and representations he is making by signing and not revoking it.

13.       Effective Date. This Agreement becomes effective on the date in which the Executive signs it (the “Effective Date”).

14.       Non-Admission. The Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing by the Company or any Released Party, and he acknowledges that the Company and the Released Parties deny that they have engaged in wrongdoing of any kind or nature. The Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing by the Executive, and the Company acknowledges that the Executive denies that he has engaged in any wrongdoing of any kind or nature.

15.       Entire agreement. This Agreement and any sections of the Amended Employment Agreement that survive following the Separation Date constitutes the entire agreement between the Executive and the Company on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both the Executive and the Chairman of the Board. The Executive acknowledges that the Released Parties have made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. Should any part or provision of any section of this Agreement be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement.

16.       Implementation. The Executive agrees to sign any documents and take action at the direction of the Company that is necessary in the future to implement the terms of this Agreement.

17.       Successors. This Agreement binds the Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

18.       Consequences for Violating this Agreement. In the event the Company becomes aware that the Executive has violated the terms of this Agreement, or any of the sections of the Amended Employment Agreement that survive following the Separation Date, including any of the restrictive covenants contained herein or in the Amended Employment Agreement, or disclosed any of the terms of this Agreement, the Executive shall forfeit his rights under this Agreement, and the Company shall be entitled to seek enforcement of the terms of this Agreement and may pursue any claims it has against the Executive. The Executive further acknowledges that a breach of this Agreement, including the restrictive covenants contained herein or in the Amended Employment Agreement, by him will cause irreparable injury to the Company, and that the Company may seek remedies at law, or to the extent that such remedies are inadequate, the Company will be entitled to preliminary injunctive relief and other injunctive relief as necessary.

19.       Enforcement. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against the Executive or any Released Party. This Agreement shall be governed by the statutes and common law of the State of Connecticut. Any dispute over the terms of this Agreement or its enforcement shall be brought according to the dispute resolution procedure in the Amended Employment Agreement. However, nothing in this Agreement forecloses either the Company or the Executive from seeking injunctive or other equitable relief in the federal or state courts in the State of Connecticut by way of a temporary restraining order, stay, preliminary injunction, or other provisional remedy to which the Executive or the Company would be entitled in the absence of the arbitration clause in the Amended Employment Agreement. Nothing in this Paragraph is intended to or shall apply in respect of claims the mandatory arbitration of which is expressly barred by law.

20.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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BY SIGNING THIS AGREEMENT THE PARTIES ACKNOWLEDGE THAT: THEY HAVE READ IT; THEY UNDERSTANDS IT; THEY AGREE WITH EVERYTHING IN IT; AND THEY HAVE SIGNED THIS AGREEMENT RELEASE KNOWINGLY AND VOLUNTARILY.

THE COMPANY:

By: /s/ James Mitarotonda
Name: James Mitarotonda
Title: Chairman of the Board

Date: 11/8/2024

THE EXECUTIVE:

/s/ Mark Hernandez
Mark Hernandez

Date:	11/8/2024